Exhibit 10.38

Summary of 2006 Performance Criteria for Annual Incentive Bonus Award Program.

On February 17, 2006, the Compensation Committee, or Committee, of the Board of Directors of FelCor Lodging Trust Incorporated, or the Company, established the performance goals for 2006 cash bonus compensation to the executive officers and other employees of the Company. The 2006 performance criteria are based upon corporate and individual objectives, as follows:

Corporate: The Company must achieve specific levels of Funds From Operations, or FFO, per share.

Individual: Individual business objectives are established for each officer based upon departmental or business unit measures.

The corporate objective was set with three separate levels: a threshold level, a target level and a stretch level. Executive officers are eligible for annual bonuses based on performance at these levels in an aggregate amount as determined by a percentage of base salary, generally at the range of up to 20% for achievement at the threshold level, up to 50% at the target level, and up to 80% at the stretch level. If the Company is successful in achieving the specified levels, then the Committee will review the performance of each executive officer in meeting the officer’s individual business objectives to determine the actual cash bonus compensation earned by that executive officer.

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